Exhibit 15.17

CONSENT

We hereby consent to the reference to our “Valuation of InSightec Ltd." as of December 31, 2012, appearing in this Annual Report on Form 20-F of Elbit Imaging Ltd. and to the incorporation by reference of this Annual Report in the Registration Statement on Form F-3 (Registration No. 333-172122) and in the Registration Statements on Form S-8 (Registration No. 333-117509, No. 333-130852, No. 333-136684 and No. 333-152820) filed by Elbit Imaging Ltd.

This consent is not to be construed as an admission that we are an expert or that we are a person whose consent is required to be filed under the provisions of the Securities Act of 1933, as amended.

/s/ Giza Zinger Even Ltd
Giza Zinger Even

Tel Aviv, Israel
November 26, 2013